Exhibit 99.1

GAP INC. ANNOUNCES CHANGE IN OUTLET DIVISION

SAN FRANCISCO – October 26, 2006 Gap Inc. (NYSE: GPS) has announced that Diane Neal, 50, president of its Outlet division, will leave the company effective November 3.

“I want to thank Diane for her many contributions to the Outlet division and to the company,” said Paul Pressler, president and CEO of Gap Inc. “With stores throughout the country, the Outlet division continues to be an important way for us to reach customers who love the Gap, Banana Republic and Old Navy brands.”

The company is conducting a search for a successor to Ms. Neal. In the interim, the Outlet division leadership team will report to Mr. Pressler.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy and Forth & Towne brand names. Fiscal 2005 sales were $16.0 billion. Gap Inc. operates about 3,000 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. For more information, please visit gapinc.com.

Investor Relations:	Media Relations:
Mark Webb	Greg Rossiter
415-427-2161	415-427-2360

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